Exhibit 10.2

April 28, 2004

Michael J. Lawrie
8 Country Club Road
Ridgefield, CT 06877

Dear Mike:

Siebel Systems, Inc. (the "Company") is pleased to offer you the position of Chief Executive Officer. As Chief Executive Officer, you will report directly to the Board of Directors. You agree to perform the duties set forth in the next sentence, as well as any other reasonable duties determined by the Board of Directors. The parties' initial expectations regarding the primary duties of this position are as follows: (i) all duties, authorities and responsibilities customary for a chief executive officer of a public company, including executive responsibility for developing strategic direction and all operational and execution activities of the Company, (ii) ultimate management responsibility for all employees of the Company, other than those employees reporting to the Chairman of the Board of Directors, and (iii) preparation and submission of a revised operating budget to the Board of Directors on a quarterly basis, which shall serve to provide the scope of operational authority. While you remain an employee of the Company, the Company will recommend that you be elected as a member of the Company's Board of Directors at no additional compensation. You will resign from the Board upon termination of employment, unless requested to continue.

Salary and Bonus

Your starting salary will be $1,000,000 per year, paid on a semi-monthly basis. You will be eligible to receive a target bonus of up to 125% of your base salary per year in the event the Board determines that you have achieved the performance objectives to be determined by the Board. This bonus may be increased up to 200% of your base salary per year in the event the Board determines that you have substantially exceeded certain additional performance objectives established by the Board, in a manner consistent with market practices. Such bonuses are earned and paid at the discretion of the Board. The Company will endeavor to pay any bonus amounts determined by the Board in accordance with the foregoing within ninety (90) days after the end of the fiscal year. During the fiscal year ending December 31, 2004, you will be guaranteed to receive a bonus equal to the amount payable at the 125% level.

Stock Options

In addition, you will be granted stock options totaling 2,000,000 shares of Company common stock (the "Option"), subject to approval by the Board of Directors. The Option will be granted at the first meeting of the Board of Directors or its Compensation Committee following your first day of employment, with a strike price equal to the fair market value on that date. The Option will have a 5-year vesting schedule, such that the option will vest 20% upon your first anniversary of employment with the Company and 5% each quarter thereafter. This option will vest in its entirety upon death during your employment with the Company. The agreement embodying this stock option shall be consistent with the Company's standard form agreement, modified as necessary to incorporate the terms of this letter agreement.

Restricted Stock

Upon commencement of your employment on or before May 3, 2004, you will also be given a restricted stock award of 350,000 shares of common stock. You will be required to hold 200,000 of these shares for at least two years following your start date. In the event you voluntarily resign your employment with the Company during such two year period, you will be required to forfeit such shares. In the event you are terminated without cause (as defined below) or in the event of a change of control (as defined below) during such two year period, such holding restriction will immediately expire. The agreement embodying this restricted stock award shall be consistent with the Company's standard form agreement, modified as necessary to incorporate the terms of this letter agreement.

Indemnification

The parties acknowledge that they have no reason to believe that you are contractually prohibited by your current employer, International Business Machines Corporation ("IBM"), from accepting employment with the Company as outlined herein. The parties also believe that the Company is not a competitor of IBM for purposes of impacting your ability to retain the proceeds of your IBM option exercises. However, in the unlikely event that IBM incorrectly asserts that the Company is a competitor for purposes of such option exercises and is able to get a court of competent and final jurisdiction to enforce that assertion in a manner that causes you to irretrievably lose the right to retain the proceeds of such option exercises, the Company will reimburse you for such lost amount, up to a maximum of $6 million. The parties agree that this promise is made solely to help you bear the risk of an erroneous assertion and enforcement, and not as an inducement for you to breach any obligations you may have to IBM. You agree to cooperate fully in any legal actions to avoid this loss. You also agree to cooperate with the Company in the acquisition of an insurance policy to cover this risk, if the Company chooses in its sole discretion to acquire such a policy; however, the foregoing shall not be construed as requiring any responsibility on your part to pay premiums or other monetary costs related to such policy. In the event you voluntarily resign your employment with the Company during the two (2) year period following the commencement of your employment, the foregoing indemnity shall then terminate and you will be required to return immediately to the Company the entirety of any indemnity payments made to you on or before the effective date of such resignation.

Additionally, the Company will defend and indemnify you against any claims arising from any decision made by you in good faith while performing services for the Company.

Severance Benefits

You will be entitled to the following severance benefits, subject to your execution of a release of claims and two-year non-competition agreement in forms satisfactory to the Company or its successor(s)¹:

__________________________

¹  Such non-competition agreement will include a specific list of the Company's then-current primary competitors, and shall be restricted to such list. For reference purposes only, the Company currently considers the following companies to be its primary competitors: Microsoft Corporation; Oracle Corporation; PeopleSoft, Inc.; Salesforce.com, Inc.; and SAP AG. All other terms of such release and non-competition agreements will be negotiated in good faith between the parties at the time of severance, with the intent of structuring an agreement that is (i) consistent with then-applicable industry standards and (ii) effective and enforceable under applicable law. In the event the parties are unable to agree on a particular term, they agree to seek the advice of a neutral third party benefits expert to help determine the applicable industry standards regarding such term. You agree not to challenge the effectiveness or enforceability of such release and non-competition agreements, either directly or indirectly, in your individual capacity or through any subsequent employer or other third party. Similarly, the Company agrees not to challenge the effectiveness or enforceability of such release and non-competition agreements as a means of avoiding payment of any severance benefits.

A. Termination Without Cause

In the event you are terminated without cause (as defined below), you shall be entitled to receive the following severance payments:

  Two (2) years' base salary and target bonus;

  If you elect to continue your medical coverage under COBRA, the Company will reimburse your COBRA costs for one (1) year following the date of termination;

  If you are terminated without cause any time during your first two (2) years of employment, you will receive immediate vesting of the first forty percent (40%) of your initial two (2) million share option grant (which shall include any shares already vested pursuant to the normal vesting schedule);

  You will have a one-year period following termination of employment under this section A to exercise vested options, to the extent such options do not expire prior to or during such one-year period; and

  Any holding restrictions remaining on your initial restricted stock grant (as described above) shall be terminated.

For purposes of the foregoing, termination "without cause" means termination by the Company for any reason other than (i) conviction of a felony or a crime involving moral turpitude, fraud, or an act of dishonesty against the Company; (ii) gross negligence in the performance of your responsibilities; (iii) material violation or breach of any Company policy or statutory, fiduciary, or contractual duty to the Company; or (iv) other willful misconduct. Termination without cause shall also be deemed to include the resignation by you for "good reason" (as defined below, absent the threshold requirement of a change of control).

B. Change of Control

In the event there is a change of control (as defined below) during your employment and within one (1) year thereafter, you either quit for good reason (as defined below) or are terminated without cause, you shall be entitled to receive the following severance payments:

  Two (2) years' continuation of your base salary and target bonus;

  If you elect to continue your medical coverage under COBRA, the Company will reimburse the cost of COBRA coverage for one (1) year following the date of termination;

  If your employment terminates under this section B at any time during your first two (2) years of employment, you will receive immediate vesting of 100% of your initial two (2) million share option grant;

  You will have a one-year period following termination of employment under this section B to exercise vested options, to the extent such options do not expire prior to or during such one-year period; and

  Any holding restrictions remaining on your initial restricted stock grant (as described above) shall be terminated.

For purposes of the foregoing, a "change in control" will be deemed to include the following events:

  a merger, consolidation or reorganization approved by the Company's stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company's outstanding voting securities immediately prior to such transaction;

  the sale, transfer or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in consort other than a sale, transfer or disposition to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which is owned by the Company or by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale; or

  any transaction or series of related transactions pursuant to which any person or any group of persons comprising a "group" within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule l3d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) more than thirty-five percent (35%) of the total combined voting power of the Company's securities outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company's stockholders; provided, however, that any such transaction or series of transactions by Thomas M. Siebel, acting either alone or in conjunction with any affiliate, shall be exempt from the foregoing.

For purposes of the foregoing, "good reason" means the occurrence of any of the following after a change in control (without your agreement and with such occurrence failing to be cured within a reasonable time following prior written notice):

  Any reduction in the aggregate level of your base salary and annual target bonus by more than 25%;

  Any material reduction in your duties or responsibilities;

  A requirement that you relocate to a location more than fifty (50) miles from your then current office location (other than to the San Francisco Bay Area or Fairfield County, Connecticut); or

  A change in reporting structure such that you no longer report to the Board of Directors.

Compensation received by you in connection with any post-termination employment with another company shall not be deemed to reduce the amount of any severance payment provided for under this letter agreement.

The Company agrees to cooperate with your efforts to extend the medical portion of your COBRA benefits for up to thirty (30) months following your last day of employment pursuant to this Severance Benefits section, to the extent permitted by applicable law. Any such coverage beyond the first year shall be at your sole expense.

Relocation and Other Expenses

You will work at our facility located in San Mateo, California. You will be provided up to $5,000 per month for housing in the San Francisco Bay Area for up to 48 months following the commencement of your employment. The Company agrees to pay all reasonable costs associated with your relocation to the Bay Area on or prior to the expiration of such period, up to a maximum of $50,000. Such relocation costs will be refunded to the Company in the event you voluntarily terminate your employment within twenty four (24) months following the commencement of your employment with the Company.

During the course of your employment, the Company will reimburse you for all reasonable expenses incurred by you in the performance of your duties.

The Company shall reimburse you for your reasonable attorneys' fees incurred in connection with the contemplation, preparation, negotiation and execution of this letter agreement, up to $20,000.

General

The validity, interpretation, construction and performance of this letter agreement and the rights of the parties under this letter agreement shall be interpreted and enforced under California law without reference to principles of conflicts of laws.

In the event of litigation between the parties to this letter agreement, each party will be responsible for its own attorneys' fees.

As a condition of employment with the Company and in order to accept this offer, please sign and return the enclosed Terms and Conditions of Employment and Proprietary Information and Inventions Agreement.

If you accept our offer, your first day of employment will be no later than May 3, 2004.

If you have any questions, please feel free to call me at 650-295-5000. I look forward to your favorable reply and to a productive and exciting working relationship.

Sincerely,

/s/Thomas M. Siebel
Thomas M. Siebel
Chairman and CEO

/s/J. Michael Lawrie
J. Michael Lawrie

Terms and Conditions of Employment

This document sets forth important benefit information and terms and conditions related to your employment (the "Terms and Conditions of Employment") with Siebel Systems, Inc. (the "Company"). Please review the information carefully, sign and date the acknowledgement below, and return the signed Terms and Conditions of Employment in the enclosed envelope.

As a Company employee, you will be expected to abide by all Company rules, policies and procedures. You will be expected to sign and comply with the enclosed Proprietary Information and Inventions Agreement (the "PIIA"), the terms of which are incorporated herein by reference, which requires, among other provisions, the assignment of intellectual property rights to any invention made during your employment at the Company and non-disclosure of proprietary information. You agree that the non-solicitation provisions included in such PIIA are hereby extended to two (2) years following your last day of employment. You will also be expected to sign the Company's Employee Handbook acknowledging that you have received and read the current version of the handbook.

Your offer of employment is subject to your submission of an I-9 form and satisfactory documentation respecting your identification and right to work in the United States no later than three (3) days after your employment begins. Your offer of employment is also contingent on successful completion of a background investigation. Failure to consent to, complete, or pass the background screening will cause the Company to withdraw its offer of employment.

The Company offers a complete benefit program which includes medical, dental, vision, basic life/AD&D, supplemental life/AD&D, long/short term disability, flexible spending accounts, employee assistance program, 401(k) and an employee stock purchase plan. The benefit costs, coverage levels and enrollment processes are outlined in detail in the enclosed benefit summary.

Your starting compensation, position, stock information and other terms are set forth in the attached offer letter. By signing the Terms and Conditions of Employment, you are also agreeing to the terms set forth in the offer letter. Oral or written representations contradicting or supplementing the terms of the offer letter are not valid.

Your employment relationship with the Company will be an "at-will" relationship, which means that the Company will have the right to terminate your employment at any time, with or without advance notice and with or without cause. In the event you voluntarily terminate your employment, you agree to give the Company at least 30 days' written notice. The terms and conditions of your employment, including the "at will" employment relationship, supersede all prior written and oral communication with you regarding your employment with the Company and can only be modified by written agreement signed by you and an authorized officer of the Company.

By signing below, you acknowledge and agree that you have read and understood the terms and conditions of your employment.

ACKNOWLEDGED AND AGREED:

/s/J.Michael Lawrie                                                               4/30/04
J. Michael Lawrie                                                                   Date